Exhibit 99.21

EXECUTION COPY

COMMITMENT LETTER

February 4, 2004

Foster Wheeler LLC

Perryville Corporate Park

Service Road East 173

Clinton, New Jersey 08809-4000

Ladies and Gentlemen:

This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Foster Wheeler LLC, a Delaware limited liability company (the “Company”) and the entities listed on Schedule 1 hereto (the “Purchasers”), in connection with the proposed repayment of approximately $ 120,000,000 of certain funded debt of the Company (the “Debt Paydown”).

You have advised us that the total funds needed to finance the Debt Paydown (including fees and expenses) will be approximately $120,000,000 and that such funds will be provided by the issuance by the Company of $120,000,000 in aggregate principal amount of 10% Senior Secured Notes due 2011 (the “Upsized Notes”).

1.                                       Definitions. The following terms shall have the following meanings:

“2005 Notes” means the 6 ¾ % Notes due November 15, 2005, in a currently outstanding aggregate principal amount of approximately $200,000,000 issued by Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) pursuant to the 2005 Notes Indenture.

“2005 Notes Indenture” means the Indenture dated as of November 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 25, 2001 and the Second Supplemental Indenture dated as of August 16, 2002, between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC), the subsidiary co-obligors and guarantors named therein, and Harris Trust and Savings Bank (as succeeded by BNY Midwest Trust Company), as trustee.

“34 Act Reports” means reports filed pursuant Sections 13, 14 or 15 (d) of the Exchange Act.

“Common Stock” means the Common Shares, par value $ 1.00 per share, of Foster Wheeler Ltd.

“Companies” means Foster Wheeler LLC and Foster Wheeler Ltd.

“Convertible Notes” means the 6.50% Convertible Subordinated Notes due 2007, in a currently outstanding aggregate principal amount of approximately $210,000,000 issued by Foster Wheeler Ltd. pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture dated as of May 31, 2001, as amended by the First Supplemental Indenture dated as of February 20, 2002, among Foster Wheeler Ltd., Foster Wheeler LLC, as guarantor, and BNY Midwest Trust Company, as trustee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Commission”).

“Exchange Offer” means (i) the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and Robbins Bonds to exchange Preferred Stock for the Convertible Notes and Robbins Bonds, respectively, (ii) the offer by Foster Wheeler Ltd. to holders of the Trust Securities to exchange cash or Preferred Stock for the Trust Securities, and (iii) the offer by Foster Wheeler LLC and Foster Wheeler Ltd. to holders of the 2005 Notes to exchange Preferred Stock and the Rollover Notes for the 2005 Notes, in each case upon terms substantially as set forth on Schedule 2 hereto and to be described in the Solicitation Materials.

“Exit Funding Agreement” means that certain agreement dated as of October 15, 1999 between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) and Suntrust Bank, Central Florida, National Association, as trustee, relating to the Robbins Bonds.

“Form S-4” means the Registration Statement on Form S-4 of the Company and Foster Wheeler Ltd. and certain of their subsidiaries and the Registration Statement on Form S-3 of Foster Wheeler Ltd., including the documents incorporated by reference therein, as amended and filed with the Commission.

“Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to or otherwise could reasonably be expected to materially adversely affect the business, assets (including intangible assets), properties, condition (financial or otherwise), or results of operations of the Companies and their subsidiaries taken as a whole or the Company’s ability to perform its obligations under this Commitment Letter.

“New Notes Indenture” means one or more indentures to be entered into by Foster Wheeler LLC, Foster Wheeler Ltd., Foster Wheeler Holdings Ltd., the subsidiary guarantors named therein and the trustee named therein, relating to the Rollover Notes and the Upsized Notes.

“Preferred Stock” means the Series B Voting Convertible Preferred Shares of Foster Wheeler Ltd. to be issued in the Restructuring, which shall be mandatorily convertible into shares of the Common Stock upon the affirmative majority vote of its shareholders.

“Robbins Bonds” means the Series 1999C Bonds and Series 1999D Bonds (as such terms are used in the Exit Funding Agreement) in a currently outstanding aggregate principal amount of approximately $109,000,000 supported by the Exit Funding Agreement.

“Restructuring” means the restructuring of the debt and equity capital of the Companies substantially as set forth on Schedule 2 hereto and on terms reasonably acceptable to each Purchaser.

“Rollover Notes” means the 10% Senior Secured Notes due 2011, in an aggregate principal amount of approximately $150,000,000 issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Solicitation Materials” means the Form S-4 and any other solicitation materials filed with the Commission under Rule 425 of the Securities Act relating to the Form S-4 and the Exchange Offer.

“Trust Securities” means the 9.00% Preferred Securities, Series I in a currently outstanding liquidation amount of  $175,000,000 is issued by FW Capital Trust I and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC.

2.             The Commitments.

(a)           You have requested that the Purchasers commit to purchase the entire amount of the Upsized Notes upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

(b)           Based on the foregoing, the Purchasers are pleased to confirm by this Commitment Letter their commitment to you (the “Upsized Notes Commitment”) to purchase, or cause one of their affiliates to purchase, the principal amount of the Upsized Notes set forth opposite such Purchaser’s name on Schedule 1.

3.             Condition Precedent to the Commitments.  The Upsized Notes Commitment will be subject to the payment of any outstanding invoices for fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy, LLP, with respect to which invoices have been delivered to the Company on or before February 3, 2004.

4.             Conditions Precedent to Issuance of the Upsized Notes. The issuance of the Upsized Notes will be conditioned upon satisfaction of, among other things, the conditions precedent summarized as follows:

(a)           consummation of the Exchange Offer and the Restructuring;

(b)           execution of an indenture, purchase agreement, guarantees, security agreement, intercreditor agreement and other requisite documentation, including a registration rights agreement reflecting, among other things, the Company’s obligations pursuant to Section 5 below with respect to the Upsized Notes, which shall reflect the terms of the Upsized Notes substantially as set forth on Schedule 2 hereto and in form and substance reasonably acceptable to each Purchaser;

(c)           delivery by the Company to the indenture trustee for the Upsized Notes of a usual and customary certificate of a responsible officer of the Company dated as of the date of the issuance of the Upsized Notes which states that all representations and warranties made by the Company contained in this Commitment Letter and any purchase agreement referred to herein are true and correct in all material respects as of such date, and that the Company has complied as of such date in all material respects with all of its covenants contained in this Commitment Letter and any purchase agreement referred to herein;

(d)           obtaining of all necessary consents of any person and government and third party approvals that are required in connection with the Exchange Offer and the transactions contemplated thereby;

(e)           delivery by the Company to the Purchasers of valid customary opinions from the Company’s legal counsel in form and substance reasonably satisfactory to the Purchasers;

(f)            there shall not have occurred or become known to the Purchasers any event, development or circumstance since December 27, 2002 (the date of the most recent audited financial statements of Foster Wheeler Ltd. delivered to the Purchasers as of the date hereof) that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on (x) the Exchange Offer, or (y) the transferability of the Upsized Notes, in each case that has not been disclosed in the Form S-4 as filed with the Commission prior to the date hereof or in Foster Wheeler Ltd.’s 34 Act Reports filed prior to the date hereof or disclosed in writing to the Purchasers prior to the date hereof;

(g)           delivery by the Company to the Purchasers of (i) audited consolidated financial statements of the Companies for the most recent fiscal year ended prior to the issuance of the Upsized Notes as soon as such financial statements are available that are reasonably satisfactory to each Purchaser and (ii) audited financial statements of the Companies’ affiliates as required to comply with Rule 3-16 of Regulation S-X promulgated by the Commission in connection with the Restructuring to the extent not already included in the financial statements delivered under clause (i) of this paragraph (g) as soon as such financial statements are available;

(h)           subsequent to the execution and delivery of this Commitment Letter, there shall not have occurred (i) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the reasonable judgment of each Purchaser, make it impractical or inadvisable to proceed with completion of the purchase of the Upsized Notes, whether in the primary market or in respect of dealings in the secondary market; (ii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company in the over-the-counter market; (iii) any banking moratorium declared by U.S. Federal or New York authorities; (iv) any major disruption of settlements of securities or clearance services in the United States or (v) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of any Purchaser, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the purchase of the Upsized Notes; and

(i)            no default shall have occurred and be continuing under this Commitment Letter or the agreements referred to in Section 4(b) above.

5.             Registration Rights.  Prior to the date which is 30 days following consummation of the Exchange Offer, the Company will file a registration statement on the appropriate form to register an offer to exchange senior secured notes having terms identical to the Upsized Notes (except for transfer restrictions) for the outstanding Upsized Notes (the “A/B Registration Statement”) and use its commercially reasonable best efforts to have the A/B Registration Statement declared effective. The Company will pay liquidated damages in the form of increased interest of 50 basis points on the principal amount of the Upsized Notes (i) if the A/B Registration Statement is not filed by such 30th day following the consummation of the Exchange Offer, until it is filed (ii) if the A/B Registration Statement is not declared effective by the Commission by the 90th day following consummation of the Exchange Offer, until such A/B Registration Statement is declared effective and (iii) if the exchange offer described above in this paragraph (the “A/B Exchange Offer”) is not consummated pursuant to the A/B Registration Statement by the 120th day following consummation of the Exchange Offer, until it is consummated. After 120 days, the liquidated damages shall increase by 25 basis points, and shall increase by 25 basis points for each 120-day period thereafter to a maximum increase in interest of 100 basis points. If the A/B Exchange Offer does not allow holders of the Upsized Notes to exchange their notes for freely tradable senior secured notes, the Company will file a shelf registration statement covering resales of the Upsized Notes by such holders and use its commercially reasonable best efforts to have such shelf registration statement declared effective as soon as practicable.

6.             Covenants of the Company. The Company hereby covenants and agrees:

(a)           as promptly as practicable, to use its commercially reasonable best efforts to cause the Form S-4 to be declared effective and to commence the Exchange Offer;

(b)           as promptly as practicable, to (i) prepare the Solicitation Materials, in form and substance reasonably acceptable to the Purchasers, (ii) provide to the Purchasers and their representatives reasonable opportunity to review and comment on any Commission or state securities commission comments on the Solicitation Materials including the Form S-4 and any amendments thereto, and any Company responses thereto, (iii) not file any amendments to the Form S-4 or any Blue Sky filings, insofar as they relate to the Exchange Offer, the Restructuring or the Upsized Notes, without the prior consent of each of the Purchasers, which consent shall not be unreasonably withheld, (iv) use its commercially reasonable best efforts to cause the Form S-4 to become effective as promptly as practicable, (v) provide to the Purchasers and their representatives a reasonable opportunity to review and approve the final form and substance of the Solicitation Materials, such approval not to be unreasonably withheld, and (vi) disseminate the Solicitation Materials as required by law;

(c)           as promptly as practicable after the commencement of the Exchange Offer, and subject to the satisfaction or waiver (if permitted and required) of the conditions precedent to the Exchange Offer, to consummate the Exchange Offer, and all related transactions;

(d)           to qualify the Upsized Notes under the securities or Blue Sky laws of such jurisdictions as the Purchasers may reasonably request; provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign corporation where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation in any jurisdiction where it is not so subject;

(e)           to use its commercially reasonable best efforts to obtain a rating of the Upsized Notes as promptly as practicable after the date hereof by Moody’s Investors Service, Inc. or Standard & Poors ( but not as a condition to consummation of the Exchange Offer);

(f)            to obtain all regulatory, governmental, administrative, and other third party consents or approvals necessary for the consummation of the Exchange Offer;

(g)           to cause the Exchange Offer and all other transactions contemplated by this Commitment Letter to comply with all applicable Federal and state securities laws;

(h)           that it shall not waive any conditions to the Exchange Offer set forth in the Solicitation Materials without the prior written consent of each of the Purchasers;

(i)            that it shall provide to each Purchaser such information and access to management as the Purchasers may reasonably request in each case to the extent such

Purchaser has entered into a confidentiality agreement in form and substance reasonably satisfactory to the Companies;

(j)            that it shall provide notice to the Purchasers of any breach of this Commitment Letter and seek to cure the same, in each case as promptly as practicable;

(k)           that it shall not, without the prior written consent of each of the Purchasers: (i) initiate any exchange offer for the Convertible Notes, the Robbins Bonds, the 2005 Notes or the Trust Securities or (ii) otherwise seek to restructure or recapitalize, in each case except through the Restructuring;

(I)            that it shall not object to, nor otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that would be expected to be inconsistent with or unreasonably delay the consummation of, the Restructuring; and

(m)          that during the effectiveness of this Commitment Letter, without the prior consent of each of the Purchasers and other than in accordance with the terms of the Restructuring, it shall not directly or indirectly, and shall cause each of its direct and indirect subsidiaries not to directly or indirectly, engage in, agree to, or consummate any transaction outside the ordinary course of its business, including without limitation, any merger, acquisition, other business combination, security issuance, or sale or lease of assets, outside the ordinary course of business; provided, that this paragraph 6(m) shall not apply to the transactions identified on Schedule 3 hereto.

7.             Termination of Commitment.  The Upsized Notes Commitment shall expire at 5:00 p.m., New York City time, on February 6, 2004 unless at or prior to such time you shall previously have executed and returned to Milbank, Tweed, Hadley & McCloy LLP a copy of this Commitment Letter. Notwithstanding the previous sentence, this Commitment Letter and all of the obligations and undertakings of the parties set forth in this Commitment Letter shall terminate and expire upon the earliest to occur of:

(a)           May 4, 2004, provided that on the 30-day anniversary of the date hereof and every 30 days thereafter, the parties shall seek to extend the term of this Commitment Letter for another 30 days upon mutual agreement;

(b)           March 25, 2004, if the Company’s Form 10-K for the fiscal year ending December 26, 2003 has not been filed by or on this date;

(c)           The 20th calendar day following the filing of the Company’s Form 10-K for the fiscal year ending December 26, 2003, if the Exchange Offer has not been commenced by such 20th day;

(d)           receipt of written notice from either of the Companies or the Purchasers of the intention to terminate this Commitment Letter upon the occurrence of a material breach, in the case of notice by either of the Companies, by any Purchaser and, in the case of notice by the Purchasers, by either of the Companies, of its respective obligations, representations or warranties under this Commitment Letter that is not, by its terms, curable or that is, by its terms, curable and is not cured within 10 days after notice of such breach;

(e)           the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving either of the Companies;

(f)                                    any of the Companies or the Purchasers becoming aware of (i) a determination by a governmental agency that the securities to be issued pursuant to the Form S-4 will not be freely tradable or (ii) a determination by the Commission not to take necessary action to permit the Form S-4 to be declared effective if the securities to be issued pursuant to the Form S-4 will be treated as freely tradable, in each case by all holders for any reason (other than with respect to any particular holder, due to such holder’s status as an affiliate of either of the Companies, as such term is used in Rule 144 under the Securities Act);

(g)                                 receipt of written notice from Purchasers representing a majority in principal amount of the Upsized Notes Commitment terminating this Commitment Letter due to Foster Wheeler LLC’s continuing failure to pay, as required, the fees and expenses incurred by Saybrook Restructuring Advisors, LLC or Milbank, Tweed, Hadley & McCloy, LLP, within the periods set forth in the relevant agreements between Foster Wheeler LLC and such parties executed in anticipation of the Restructuring; and

(h)                                 the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Exchange Offer or the issuance of the Upsized Notes.

8.                                       Representations and Warranties.

(a)                                  Each of the signatories to this Commitment Letter represents and warrants to the other signatories to this Commitment Letter that:

(i)                                     if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Commitment Letter and to carry out the transactions contemplated by, and perform its respective obligations under, this Commitment Letter;

(ii)                                  the execution and delivery of this Commitment Letter and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii)                               the execution, delivery and performance by it of this Commitment Letter do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates; (B) violate any provision of its certificate of incorporation or bylaws or other organizational documents or those of any of its material subsidiaries (including, with respect to the Company, any statutory or other restrictions on takeovers); (C) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments; or (D) with respect to the Company, result in an obligation to make payments under any of its benefit plans or other material contractual obligations including due to any change of control that may be caused by the Restructuring, except in clauses (A), (C) and (D) which would not have and would not be expected to have a Material Adverse Effect;

(iv)                              the execution, delivery and performance by it of this Commitment Letter do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Preferred Stock (and the Common Stock into which the Preferred Stock will be converted) and the Rollover Notes to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, and (B) such other filings, including under Bermuda law, as may be necessary following the consummation of the Exchange Offer in accordance with the terms of the Restructuring;

(v)                                 assuming the due execution and delivery of this Commitment Letter by each of the other parties hereto, this Commitment Letter is the legally valid and binding obligation of it, enforceable against it in accordance with its terms (except insofar as indemnification for liability under securities and similar laws may be unenforceable as against public policy); and

(vi)                              it has been represented by counsel in connection with this Commitment Letter and the transactions contemplated by this Commitment Letter.

(b)                                 The Company further represents and warrants to the Purchasers that;

(i)                                     there are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against it or any of its direct or indirect subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect, in each case that has not been disclosed in the Form S-4 or in Foster Wheeler Ltd.’s 34 Act Reports filed prior to the date hereof or disclosed in writing to the Purchasers prior to the date hereof;

(ii)                                  except (i) as and to the extent disclosed in the Form S-4 or in Foster Wheeler Ltd.’s 34 Act Reports, or (ii) as arise in connection with or as a result of the transactions contemplated by this Commitment Letter or are related to the performance by the Company of any of its obligations under this Commitment Letter, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii)                               there shall not have occurred or become known to the Companies any event, development or circumstance since January 13, 2004 that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonable be expected to have a material adverse effect on (x) the Exchange Offer or (y) the transferability of the Upsized Notes or the markets in which the Upsized Notes may be sold, in each case that has not been disclosed in the Form S-4 or in Foster Wheeler Ltd.’s 34 Act Reports filed prior to the date hereof or disclosed in writing to the Purchasers prior to the date hereof;

(iv)                              Foster Wheeler Ltd has an authorized capitalization as set forth in the Form S-4 and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as otherwise described in the Form S-4) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party;

(v)                                 all negotiations relative to this Commitment Letter and the transactions contemplated hereby have been carried out by the Company directly with the Purchasers without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against the Purchasers, the Company or any subsidiary for a finder’s fee, brokerage commission or similar payment (other than Rothschild Inc. and

Saybrook Restructuring Advisors, LLC for whose fees, commissions and similar payments the Company has assumed all liability); and

(vi)                              all material facts relating to the business or condition of the Company in each case taken as a whole have been disclosed to the Purchasers prior to the date hereof in connection with this Commitment Letter; provided that no representation or warranty is made with respect to any projections or forecasts provided to the Purchasers other than that they were prepared in good faith on the basis of reasonable assumptions and provided further that no representation is made with respect to Purchasers who become party to this Commitment Letter after the date hereof by means of an assignment permitted by Section 21 hereof; and no representation, warranty or statement contained in this Commitment Letter and in the Solicitation Materials taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

9.             Confidentiality.

(a)           This Commitment Letter and the terms and conditions contained herein shall not be disclosed by the Company to any person or entity without the prior written consent of each of the Purchasers (such consent not to be unreasonably withheld), provided that (i) the Company may disclose the Upsized Notes Commitment generally in the Solicitation Materials and file a form of this Commitment Letter without the schedules attached (unless requested to be disclosed by the Commission) as an exhibit to the Form S-4, in each case without disclosing the amount of such Purchaser’s holdings of securities or the amount of such Purchaser’s commitment and (ii) the Company shall issue a press release in form and substance reasonably satisfactory to the Purchasers describing the Upsized Notes Commitment.

(b)           You acknowledge that the Purchasers and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein. The Purchasers shall not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Purchasers of services for other companies, and the Purchasers will not furnish any such information to other companies. You also acknowledge that the Purchasers have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

10.           Indemnity. The Company shall indemnify each Purchaser and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors and agents (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, to which the Indemnitee may become subject arising out of, in connection with, or as a result of (i) the execution or delivery of this Commitment Letter or any agreement or instrument contemplated hereby or, the performance by the parties hereto of their respective obligations hereunder, (ii) the consummation of the purchase of any Upsized Note or the use of the proceeds therefrom, or (iii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnitee will notify the Company in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify the Company will not relieve the Company from any liability which the Company may have hereunder or otherwise, except to the extent that such failure materially prejudices the Company’s rights. If the Company so elects or is requested by such Indemnitee, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the reasonable fees and disbursements of such counsel, and in such event such Indemnitee will cooperate in connection therewith as reasonably requested by the Company (subject to the reasonable expenses of such Indemnitee being reimbursed by the Company as provided above). In the event, however, such Indemnitee reasonably determines that having common counsel with the Company would present such counsel with a conflict of interest or if the Company fails to assume the defense of the action or proceeding in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Company will pay the reasonable fees and disbursements of one such separate counsel for the Indemnitees; provided, that where the parties to any action or proceeding include more than one Indemnitee and any Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee which are different from or additional to those available to each other Indemnitee, the Company shall be obligated to pay the reasonable fees and expenses of each Indemnitee’s separate counsel. In any action or proceeding the defense of which the Company assumes, any Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

11.           Survival. The provisions Sections 9, 10, 18 and 19 will survive the expiration or termination of any commitment hereunder or this Commitment Letter (including any extensions) and the execution and delivery of definitive documentation.

12.           Amendments and Modifications.  Except as otherwise expressly provided in this Commitment Letter, this Commitment Letter shall not be amended, modified or supplemented, except in writing signed by the Company and each of the Purchasers provided, that the amount of each Purchaser’s commitment may be amended without the consent of the Company so long as the aggregate principal amount of the Upsized Notes Commitment remains unchanged.

13.           No Waiver.  Each of the signatories to this Commitment Letter expressly acknowledges and agrees that, except as expressly provided in this Commitment Letter, nothing in this Commitment Letter is intended to, nor does, in any manner waive, limit, impair or restrict the ability of any party to this Commitment Letter to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its ownership of claims against or equity securities of the Company, Foster Wheeler Ltd or any of their subsidiaries.

14.           Complete Agreement.  This Commitment Letter constitutes the complete agreement between the signatories to this Commitment Letter with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof (other than (i) any confidentiality agreements entered into by the Purchasers and the Companies and (ii) the engagement letters entered into by the Companies and Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, respectively).  The provisions of this Commitment Letter shall be interpreted in a reasonable manner to effect the intent of the signatories to this Commitment Letter.

15.           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Companies, at the address set forth below:

Foster Wheeler Ltd.

Foster Wheeler LLC

c/o Foster Wheeler Inc.

Perryville Corporate Park

Clinton, New Jersey 08809-4000

Telephone: (908) 730-4000

Fax:  (908) 730-5300

Attention:  Raymond J. Milchovich

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-4003

Telephone: (212) 556-2100

Fax: (212) 556-2222

Attention:  Lawrence A. Larose

if to a Purchaser, to the address set forth on the signature pages to this Commitment Letter, with a copy to the Purchasers’ counsel:

Milbank, Tweed, Hadley & McCloy, LLP

1 Chase Manhattan Plaza

New York, New York 10005-1413

Telephone: (212) 530-5000

Fax: (212) 530-5219

Attention:  Dennis F. Dunne

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

16.           Governing Law.  This Commitment Letter shall be governed in all respects by the laws of the State of New York.

17.           Jurisdiction.  By its execution and delivery of this Commitment Letter, each of the signatories to this Commitment Letter irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Commitment Letter or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in State of New York.

18.           Consent to Service of Process.  Each of the signatories to this Commitment Letter irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Commitment Letter.  Each of the signatories to this Commitment Letter agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Commitment Letter.

19.           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby.

20.           Headings.  The headings of the sections, paragraphs and subsections of this Commitment Letter are inserted for convenience only and shall not affect the interpretation hereof.

21.           Successors and Assigns.  This Commitment Letter is intended to bind and inure to the benefit of the signatories to this Commitment Letter and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  Any affiliate of any Purchaser and any member of the ad hoc bondholders committee as of the date hereof or its affiliate may become party to this Commitment Letter as a permitted assignee of one or more Purchasers on or after the date hereof by executing a signature page to this Commitment Letter without the consent of the Company; any assignment other than to such permitted assignees shall require the prior written consent of all parties hereto (such consent not to be unreasonably withheld).  The agreements, representations and obligations of the Purchasers under this Commitment Letter are, in all respects, several and not joint.

22.           Counterparts.  This Commitment Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

23.           No Third-Party Beneficiaries.  Unless expressly stated in this Commitment Letter, this Commitment Letter shall be solely for the benefit of the signatories to this Commitment Letter, and no other person or entity shall be a third-party beneficiary hereof.

IN WITNESS WHEREOF, each of the parties has caused this Commitment Letter to be executed and delivered by its duly authorized officers as of the date first written above.

FOSTER WHEELER LLC

/s/ Thierry Desmaris
Name: Thierry Desmaris
Title: Vice President & Treasurer

Purchaser:

Wells Fargo Bank, N.A.

By:	/s/ Peta Swidler
Name: Peta Swidler
Title: Senior Vice President

Address:

550 California Street, 14th Floor

San Francisco, California 94104

Tel: (415) 222-6388

Fax: (415) 975-7235

Purchaser:

Sutter Advisors

By:	/s/ Peta Swidler
Name: Peta Swidler
Title: Senior Vice President

Address:

550 California Street, 14th Floor

San Francisco, California 94104

Tel: (415) 222-6388

Fax: (415) 975-7235

Purchaser:

Merrill Lynch Global Allocation Fund, Inc.

By:	/s/ Lisa O’Donnell
Name: Lisa O’Donnell
Title: Director MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: 609-282-3444

Fax: 609-282-0689

Purchaser:

Merrill Lynch International Investment Fund
- MLIF Global Allocation Fund

By:	/s/ Lisa O’Donnell
Name: Lisa O’Donnell
Title: Director MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: 609-282-3444

Fax: 609-282-0689

Purchaser:

Merrill Lynch Variable Series Fund, Inc. -
Merrill Lynch Global Allocation V.J. Fund

By:	/s/ Lisa O’Donnell
Name: Lisa O’Donnell
Title: Director MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey

Tel: 609-282-3444

Fax: 609-282-0689

Purchaser:

Merrill Lynch Series Funds, Inc. - Global
Allocation Strategy Portfolio

By:	/s/ Lisa O’Donnell
Name: Lisa O’Donnell
Title: Director MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: 609-282-3444

Fax: 609-282-0689

Purchaser:

Tribeca Investments Ltd.

By:	/s/ Craig M. Jarvis

Name: Craig M. Jarvis

Title: Chief Financial Officer

Address:

399 Park Ave.
7th Floor – Zone 1
New York, NY 10028

Tel: 212-559-8016
Fax: 212-793-2582

Purchaser: Highbridge Capital Corporation

By: Highbridge Capital Management, LLC

By:	/s/ Andrew Martin
Name: Andrew Martin
Title: Portfolio Manager

Address:

9 West 57th Street
27th Floor
New York, New York

Tel: (212) 287-4735

Fax: (212) 755-4250

Purchaser:

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC
By: SVAR/MM, LLC
Its: Managing Member
By: Tennenbaum Capital Partners, LLC
Its: Managing Member
By: Tennenbaum & Co., LLC
Its: Managing Member

By:	/s/ Mark Holdsworth
Name: Mark Holdsworth
Title: Managing Partner

Address:

11100 Santa Monica Boulevard, Suite 210
Los Angeles, CA 90025

Tel: 310-566-1000

Fax: 310-566-1045

Purchaser:

SPECIAL VALUE BOND FUND II, LLC
By: SVIM/MSM II, LLC
Its: Managing Member
By: Tennenbaum & Co. LLC
Its: Managing Member

By:	/s/ Mark Holdsworth

Name: Mark Holdsworth
Title: Managing Partner

Address:

11100 Santa Monica Boulevard, Suite 210
Los Angeles, CA 90025

Tel: 310-566-1000

Fax: 310-566-1045